Exhibit 99.1

Omega Protein Reports 2010 First Quarter Results

HOUSTON, May 6, 2010 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported net income of $1.0 million ($0.05 per share) for the first quarter of 2010, compared with net income of $2.1 million ($0.11 per share) for the first quarter of the previous year.

Revenues for the first quarter ended March 31, 2010 were $32.3 million compared with revenues of $30.2 million for the comparable quarter in 2009. Omega Protein recorded operating income of $2.3 million for the first quarter of 2010, versus operating income of $4.3 million for the first quarter of 2009.

The Company’s 2010 first quarter results, in comparison to the first quarter of 2009, primarily reflect increased fish meal sales pricing of 18% offset by decreased fish oil sales pricing of 41%. The increased fish meal sales pricing coincide with limited global availability of fish meal which is expected to continue at least into the second half of 2010. As a result, pricing trends for fish meal for the remainder of 2010 are expected to trend upward. The decreased fish oil sales pricing was the result of contracts entered into during 2008, the peak of the fish oil sales market, which were carried over into the first quarter of 2009.

Additionally, during the quarter ended March 31, 2009, the Company received a hurricane assistance grant of $2.7 million from the State of Mississippi, net of fees, related to the impact of Hurricane Katrina, which occurred in 2005. Excluding this grant from the results of operations, reported net income for the quarter ended March 31, 2009 would have been approximately $0.5 million ($0.02 a share).

Reference is made to the Company’s April 29, 2010 press release regarding the Company’s response to the recent Gulf of Mexico oil spill.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; (3) Omega Protein’s expectations regarding demand and pricing for its products proving to be incorrect; (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products; and (5) the impact of the uncertain economic conditions, both in the United States and globally. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K. The Company also posts its latest internally generated price list for various products on its Company website, www.omegaproteininc.com. Pricing and product availability information disclosed in the price list are subject to change or discontinuance without prior notice, and the Company undertakes no obligation to update such information.

OMEGA PROTEIN CORPORATION

Statement of Operations

(Unaudited)

	Three Months Ended March 31,
	2010	2009
	(in thousands, except per share amounts)
Revenues	$32,272	$30,153
Cost of sales	26,302	24,332

Gross profit	5,970	5,821
Selling, general and administrative expense	3,267	3,406
Research and development expense	435	357
Other proceeds relating to natural disaster and other, net	(1)	(2,267)

Operating income	2,269	4,325
Interest income (expense), net	(644)	(816)
Other income (expense), net	(89)	(94)

Income before income taxes	1,536	3,415
Provision for income taxes	557	1,316

Net income	$979	$2,099

Basic earnings per share	$0.05	$0.11

Weighted average common shares outstanding	18,739	18,712

Diluted earnings per share	$0.05	$0.11

Weighted average common shares and potential common share equivalents outstanding	18,773	18,732

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	March 31, 2010	December 31, 2009
	(in thousands, except per share amounts)
ASSETS
Current assets	$84,349	$83,889
Property and equipment, net	110,793	110,625
Other assets	4,040	3,530

Total assets	$199,182	$198,044

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$22,834	$22,093
Long-term debt, less current maturities	22,680	23,540
Capital lease obligation, net of current portion	1,164	1,265
Deferred tax liability, net of current portion	5,148	4,540
Pension liabilities, net and other	8,817	9,580
Stockholders’ equity	138,539	137,026

Total liabilities and stockholders’ equity	$199,182	$198,044

Book value per share outstanding	$7.37	$7.32

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.buyomegaprotein.com

# # #